Exhibit 3.15

AMENDMENT NO. 4 TO THE BYLAWS
OF
VEREIT, INC.

The Bylaws of VEREIT, Inc. (the “Bylaws”) are hereby amended as follows:

Section 2.06(a) of the Bylaws is deleted in its entirety and replaced with the following:
“(a)    Unless otherwise provided in the Charter, each outstanding share of stock of the Corporation, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the Charter and these bylaws, to the extent applicable, and applicable law and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.”

Section 2.12 of the Bylaws is deleted in its entirety and replaced with the following:

“2.12     Control Share Acquisition Act. Notwithstanding any other provision of the Charter or these bylaws, Title 3, Subtitle 7 of the MGCL shall not apply to any and all acquisitions by any person of shares of stock of the Corporation.”

The following Section 2.13 is hereby added to the Bylaws as the penultimate Section of Article 2:

“2.13     Business Combinations. By virtue of resolutions adopted by the Board of Directors prior to or at the time of adoption of these bylaws, as amended, any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any of its present or future stockholders, or any affiliates or associates of the Corporation or any present or future stockholder of the Corporation, or any other person or entity or group of persons or entities, is exempt from the provisions of Title 3, Subtitle 6 of the MGCL entitled “Special Voting Requirements,” including, but not limited to, the provisions of Section 3-602 of such Subtitle. The Board of Directors may not revoke, alter or amend such resolution or otherwise adopt any resolution that is inconsistent with a prior resolution of the Board of Directors that exempts any business combination (as defined in Section 3-601(e) of the MGCL) between the Corporation and any other person, whether identified specifically, generally or by type from the provisions of Title 3, Subtitle 6 of the MGCL without the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation.”

The following Section 2.14 is hereby added to the Bylaws as the last Section of Article 2:
“Section 2.14 Proxy Access Rights.
(a) Proxy Access.
(i) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.14 and to the extent permitted by applicable law, the Corporation shall include in its proxy materials for such annual meeting, in addition to any persons nominated for election by, or at the direction of, a majority of the Board of Directors, the name, together with the Required Information (defined below), of any person nominated for election (each such person being hereinafter referred to as a “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than twenty (20) such stockholders that satisfies the requirements of this Section 2.14 (such individual or group, including as the context requires each member thereof, being hereinafter referred to as the “Eligible Stockholder”). For the purpose of determining the aggregate number of stockholders in this Section 2.14, any two or more funds that are (A) under common management and funded primarily by a single employer or (B) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder.
(ii) For purposes of this Section 2.14, the “Required Information” that the Corporation will include in its proxy materials is (A) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the rules and regulations promulgated under the Exchange Act, by these bylaws, by the Certificate and/or by the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed; and (B) if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of the Stockholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.14, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it actually believes is materially false or misleading, omits to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or would violate any applicable law or regulation.
(b) Notice Requirements.
(i) Notwithstanding the procedures set forth in Section 2.11 of these bylaws, in order to nominate a Stockholder Nominee pursuant to this Section 2.14, an Eligible Stockholder must, in addition to satisfying the other requirements of this Section 2.14, provide a notice expressly electing to have its Stockholder Nominee(s) included in the Corporation’s proxy materials pursuant to this Section 2.14, that complies with the requirements set forth in this Section 2.14 (a “Notice of Proxy Access Nomination”) within the time period set forth below. In order for an Eligible Stockholder to nominate a Stockholder Nominee pursuant to this Section 2.14, the Eligible Stockholder’s Notice of Proxy Access Nomination must be received by the Secretary of the Corporation at its principal executive office not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (the “Deadline”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, or if no annual meeting was held in the preceding year, the Deadline shall be the close of business on the later of (x) the 150th day prior to the scheduled date of such annual meeting or (y) the tenth day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders, or the public announcement thereof, commence a new time period for the giving of a Notice of Proxy Access Nomination under this Section 2.14.
(ii) In order to nominate a Stockholder Nominee pursuant to this Section 2.14, an Eligible Stockholder providing the information required to be provided pursuant to Section 2.14(a)(ii) within the time period specified in Section 2.14(b)(i) for delivering the Notice of Proxy Access Nomination must further update and supplement such information, if necessary, so that all such information provided or required to be provided shall be true and correct as of the record date for purposes of determining the stockholders entitled to vote at such annual meeting and as of the date that is ten (10) business days prior to such annual meeting, and such update and supplement (or a written notice stating that there are no such updates or supplements) must be delivered in writing to the Secretary of the Corporation at its principal executive office not later than the close of business on the fifth (5th) business day after the record date for purposes of determining the stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
(iii) In the event that any of the information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information or communications and of the information that is required to correct any such defect.
(c) Maximum Number of Stockholder Nominees.
(i) The maximum number of Stockholder Nominees (including Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.14 but that were either subsequently withdrawn or that the Board of Directors decides to nominate as Board of Director nominees) nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting shall not exceed twenty-five percent (25%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be timely delivered pursuant to and in accordance with this Section 2.14 (the “Final Proxy Access Nomination Date”), or if such amount is not a whole number, the closest whole number below twenty-five percent (25%); provided that the maximum number of Stockholder Nominees that will be included in the Corporation’s proxy materials with respect to an annual meeting will be reduced by the number of individuals that the Board of Directors decides to nominate for re-election who were previously elected to the Board of Directors based on a nomination pursuant to Section 2.11 or this Section 2.14.
(ii) Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.14 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.14 exceeds the maximum number of Stockholder Nominees provided for in Section 2.14(c)(i) (including by operation of Section 2.14(c)(iii)). In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.14 exceeds the maximum number of Stockholder Nominees provided for in Section 2.14(c)(i) (including by operation of Section 2.14(c)(iii)), the highest ranking Stockholder Nominee who meets the requirements of this Section 2.14 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order from the largest to the smallest of such Eligible Stockholders based on the number of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in the Notice of Proxy Access Nomination submitted to the Corporation hereunder. If the maximum number of Stockholder Nominees provided for in this Section 2.14 is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 2.14 from each Eligible Stockholder has been selected, this selection process will continue as many times as necessary, following the same order each time, until the maximum number of Stockholder Nominees provided for in this Section 2.14 is reached. The Stockholder Nominees so selected by each Eligible Stockholder in accordance with this Section 2.14(ii) will be the only Stockholder Nominees entitled to be included in the Corporation’s proxy materials, and, following such selection, if the Stockholder Nominees so selected are not included in the Corporation’s proxy materials or are not submitted for election (for any reason, including the failure to comply with this Section 2.14), no other Stockholder Nominees will be included in the Corporation’s proxy materials or otherwise submitted for stockholder election pursuant to this Section 2.14.
(iii) If for any reason one or more vacancies occur on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the applicable annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials pursuant to this Section 2.14 shall be calculated based on the number of directors in office as so reduced.
(d) Stockholder Eligibility.
(i) For purposes of this Section 2.14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the Eligible Stockholder possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) (x) shall not include any shares (I) borrowed for any purposes or purchased pursuant to an agreement to resell, (II) sold in any transaction that has not been settled or closed, and (y) shall be reduced by the notional amount of shares of common stock of the Corporation subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder, whether or not any such instrument is to be settled with shares or with cash, to the extent not already taken into account in clause (x)(II) above and a number of shares of common stock of the Corporation equal to the net “short” position in the common stock of the Corporation held by such stockholder’s affiliates, whether through short sales, options, warrants, forward contracts, swaps, contracts of sale, other derivatives or similar agreements or any other agreement or arrangement, or (III) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder (a) has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder and (b) has loaned the shares if the stockholder may terminate the share lending within five (5) days. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 2.14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations of the Exchange Act.
(ii) In order to make a nomination pursuant to this Section 2.14, an Eligible Stockholder must have owned (as defined below) the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) or longer as of both the date the Notice of Proxy Access Nomination is required to be received by the Corporation in accordance with this Section 2.14 and the record date for determining stockholders entitled to vote at the applicable annual meeting, and must continue to own the Required Shares through the applicable meeting date; provided, that, up to, but not more than, twenty (20) stockholders who otherwise meet all of the requirements to be an Eligible Stockholder may aggregate their stockholdings in order to meet the Required Ownership Percentage, but not the Minimum Holding Period, of the Required Shares. For purposes of this Section 2.14, the “Required Ownership Percentage” is 3% or more of the Corporation’s issued and outstanding common stock, and the “Minimum Holding Period” is three (3) years.
(iii) In order to nominate a Stockholder Nominee pursuant to this Section 2.14, an Eligible Stockholder, or with respect to clauses (E), (F) and (G) below, the Stockholder Nominee, must provide the following information in writing to the Secretary of the Corporation within the time period specified in this Section 2.14 for delivering the Notice of Proxy Access Nomination:
(A) one or more written statements from the record holders of the shares or from the intermediaries through which the shares are or have been held during the Minimum Holding Period (as defined below) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide (I) within five (5) business days after the record date for the annual meeting, written statements from such persons verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, along with a written statement that the Eligible Stockholder will continue to hold the Required Shares through the applicable meeting date or (II) the updates and supplements described in Section 2.14(b)(ii) within the time periods set forth therein;
(B) a copy of the Schedule 14N filed or to be filed with the Securities and Exchange Commission in accordance with Rule 14a-18 of the Exchange Act;

(C) the information, representations and agreements that are required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.11 and this Section 2.14;
(D) the written consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;
(E) the information, representations and agreements that are required by Sections 2.11 and this Section 2.14;
(F) an agreement by each Stockholder Nominee, upon such Stockholder Nominee’s election, to make such acknowledgements, enter into such agreements and provide such information as the Board of Directors requires of all directors at such time, including without limitation, agreeing to be bound by the Corporation’s code of ethics, insider trading policies and procedures and other similar policies and procedures;
(G) an irrevocable resignation of the Stockholder Nominee, which shall become effective upon a determination in good faith by the Board of Directors or any committee thereof that the information provided to the Corporation by such individual pursuant to Sections 2.11 and 2.14 of these bylaws was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;
(H) a representation (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Stockholder (I) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and that the Eligible Stockholder does not presently have such intent, (II) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.14, (III) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (IV) will not distribute to any stockholder any form of proxy for the annual meeting other than the form of proxy distributed by the Corporation, (V) agrees to comply with all other laws and regulations applicable to any solicitation in connection with the annual meeting, including, without limitation, Rule 14a-9 promulgated under the Exchange Act, (VI) meets the requirements set forth in this Section 2.14 and (VII) has provided and will continue to provide facts, statements and other information in all communications with the Corporation and its stockholders in connection with the nomination hereunder that is or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and
(I) a written undertaking (in the form provided by the Secretary of the Corporation upon written request) that the Eligible Stockholder agrees to (I) assume all liability stemming from any legal or regulatory violation arising out of the communications with stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates, or their respective agents or representatives, either before or after the furnishing of the Notice of Proxy Access Nomination or out of information that the Eligible Stockholder has provided or will provide to the Corporation or filed with the Securities and Exchange Commission, (II) indemnify and hold harmless the Corporation and each of its directors, officers, agents, employees, affiliates, control persons or other persons acting on behalf of the Corporation individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers, agents, employees, affiliates, control persons or other persons acting on behalf of the Corporation arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.14, and (III) promptly provide to the Corporation such additional information as requested pursuant to this Section 2.14.
In connection with clause (A) of the preceding sentence, if any intermediary which verifies the Eligible Stockholder’s ownership of the Required Shares for the Minimum Holding Period is not the record holder of such shares, a Depository Trust Company (“DTC”) participant or an affiliate of a DTC participant, then the Eligible Stockholder will also need to provide a written statement as required by clause (A) of the preceding sentence from the record holder of such shares, a DTC participant or an affiliate of a DTC participant that can verify the holdings of such intermediary.

(vi) Whenever the Eligible Stockholder consists of a group of more than one stockholder, each provision in this Section 2.14 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions. When an Eligible Stockholder is comprised of a group, a violation of any provision of these bylaws by any member of the group shall be deemed a violation by the Eligible Stockholder group. No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting.
(e) Stockholder Nominee Requirements.
(i) Notwithstanding anything in these bylaws to the contrary, the Corporation shall not be required to include, pursuant to this Section 2.14, any Stockholder Nominee in its proxy materials for any meeting of stockholders (A) for which the Secretary of the Corporation receives a notice that the Eligible Stockholder or any other stockholder of the Corporation has nominated one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.11 of these bylaws, (B) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (C) if the Stockholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the Corporation, in each case, in connection with service as a Stockholder Nominee or director of the Corporation, (D) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case, as determined by the Board of Directors or any committee thereof, (E) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these bylaws, the Certificate, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (F) who provides any information to the Corporation or its stockholders required or requested pursuant to any subsection of Section 2 of these bylaws that is not accurate, truthful and complete in all material respects, or that otherwise contravenes any of the agreements, representations or undertakings made by the Stockholder Nominee in connection with the nomination, (G) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (H) who is a named subject of a pending criminal proceeding (excluding traffic violations) or has been convicted in such a criminal proceeding within the past ten (10) years, (I) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (J) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof or (K) the Eligible Stockholder or applicable Stockholder Nominee fails to comply with its obligations pursuant to this Section 2.14.
(ii) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (a) withdraws from or becomes ineligible or unavailable for election at such annual meeting, or (b) does not receive a number of “for” votes equal to at least twenty-five percent (25%) of the number of shares present and entitled to vote for the election of directors, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.14 for the next two annual meetings of stockholders.
(iii) Notwithstanding anything to the contrary set forth herein, if the Board of Directors or a designated committee thereof determines that any stockholder nomination was not made in accordance with the terms of this Section 2.14 or that the information provided in a Notice of Proxy Access Nomination does not satisfy the informational requirements of this Section 2.14 in any material respect, then such nomination shall not be considered at the applicable annual meeting. If neither the Board of Directors nor such committee makes a determination as to whether a nomination was made in accordance with the provisions of this Section 2.14, the presiding officer of the annual meeting shall determine whether a nomination was made in accordance with such provisions. If the presiding officer determines that any stockholder nomination was not made in accordance with the terms of this Section 2.14 or that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section 2.14 in any material respect, then such nomination shall not be considered at the annual meeting in question. Additionally, such nomination will not be considered at the annual meeting in question if the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 2.14. If the Board of Directors, a designated committee thereof or the presiding officer determines that a nomination was made in accordance with the terms of this Section 2.14, the presiding officer shall so declare at the annual meeting and ballots shall be provided for use at the meeting with respect to such Stockholder Nominee.

(f) This Section 2.14 provides the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials. If a stockholder has complied with the procedures set forth in this Section 2.14 then such stockholder will also be deemed to have complied with the procedures set forth in Section 2.11 for all purposes under these bylaws.”

Section 7.07 of the Bylaws is deleted in its entirety and replaced with the following:

“The Board of Directors shall have the exclusive power to alter, amend or repeal these bylaws, provided that Sections 2.12 and 2.13 of Article 2 of these bylaws and this sentence may not be altered, amended or repealed by the Board of Directors unless it shall also obtain the affirmative vote of a majority of the votes cast on the matter by the holders of the issued and outstanding shares of common stock of the Corporation at a meeting of stockholders duly called and of which a quorum is present.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

Effective as of August 5, 2015, except for the amendment to Section 2.14 which will be effective as of January 1, 2016.